Exhibit 10.3

LANDSTAR SYSTEM, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective January 1, 2010

In recognition of the valuable services provided to Landstar System, Inc., and its subsidiaries, by its key employees, the Board of Directors adopted this Plan to provide additional retirement benefits to those individuals whose benefits under the Company’s qualified retirement plan are restricted by operation of the provisions of the Internal Revenue Code of 1986, as amended. The Plan was originally effective February 1, 1994 and was amended and restated by the Company as of January 1, 1999 and again as of January 1, 2008, to bring it into compliance with Code Section 409A and the regulations issued thereunder. The Company now wishes to amend and restate the Plan effective January 1, 2010, to make certain additional changes. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and administered as a non-qualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan, as amended, shall provide benefits under the terms and conditions hereinafter set forth. This Plan also reflects the transfer sponsorship of the Plan from Landstar System, Inc. to Landstar System Holdings, Inc. effective February 25, 2008.

This January 1, 2010 amendment and restatement shall apply to all amounts credited under Section 3.1 on or after January 1, 2005, but shall not affect Grandfathered Accounts (as defined below), which shall continue to be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004.

ARTICLE 1

DEFINITIONS

1.1 “Accrued Benefit” means the balance of a Participant’s Individual Account maintained pursuant to Article 3 hereof.

1.2 “Beneficiary” means the person(s) designated by a Participant to receive any benefits payable under this Plan subsequent to the Participant’s death. In the event a Participant has not filed a Beneficiary designation with the Employer, the Beneficiary shall be the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate.

1.3 “Board” means the Board of Directors of Landstar System, Inc. Effective February 25, 2008, “Board” means the Board of Directors of Landstar System Holdings, Inc.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Committee” means the administrative committee appointed by the Board to administer the Savings Plan.

1.6 “Company” means Landstar System, Inc, a Delaware corporation, and any successor in interest thereto that agrees to assume the Plan. Effective February 25, 2008, “Company” means Landstar System Holdings, Inc., a Delaware corporation, and any successor in interest thereto that agrees to assume the Plan.

1.7 “Compensation” means “compensation” as defined in the Savings Plan (without regard to the limits imposed by Code Section 401(a)(17)) plus Deferral Contributions hereunder.

1.8 “Deferral Contributions” means a Participant’s deferred contributions under Section 3.2 of the Plan to a maximum of 75% of Compensation minus the amount of Savings Plan Deferral Contributions made by that Participant. “Savings Plan Deferral Contributions” means the deferred contributions under the Savings Plan.

1.9 “Effective Date” means February 1, 1994. “Amendment Effective Date” means January 1, 2010.

1.10 “Employer” means the Company and each subsidiary that adopts the Plan pursuant to the authorization of the Board. An Employer, other than the Company, may terminate the Plan only as to its employees and a subsidiary’s status as an “Employer” may be revoked by the Board in which case the Plan shall be deemed terminated only as to such subsidiary’s employees.

1.11 “Employee” means any individual employed on a regular basis by the Employer in the capacity of an officer of the Company or of any other Employer; provided, however, that to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a group of “key management or other highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security of 1974, as amended.

1.12 “Grandfathered Account” means that portion of an Employee’s Individual Account that was credited as of December 31, 2004, and shall include earnings credited to such account under the terms of the Plan irrespective of when credited. The Grandfathered Account shall be calculated in accordance with Code Section 409A. The Company shall maintain a separate record of Grandfathered Accounts. All Grandfathered Accounts shall be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004.

1.13 “Individual Account” means the account established pursuant to Section 3.1.

1.14 “Matching Contributions” means the matching contributions under the Savings Plan.

1.15 “Participant” means any Employee who satisfies the eligibility requirements set forth in Section 2. In the event of the death or incompetency of a Participant, the term shall mean his personal representative or guardian.

1.16 “Plan” means the Landstar System, Inc. Supplemental Executive Retirement Plan as set forth herein and as the same may be amended from time to time.

1.17 “Plan Year” means the calendar year.

1.18 “Savings Plan” means the Landstar System, Inc. 401(k) Savings Plan.

1.19 “Termination of Employment” shall have the same meaning as “separation from service” under Code Section 409A and the regulations thereunder.

ARTICLE 2

ELIGIBILITY AND ELECTIONS

2.1 Eligibility.  Each Employee who is a Participant in the Plan on the Amendment Effective Date shall continue to participate and each other Employee shall be eligible to participate on or after the first day of the month following such eligibility by filing an election with the Committee in accordance with the provisions of Section 3.2 hereof.

2.2 Election as to Form of Payment.  For each Plan Year for which a Participant elects to make Deferral Contributions, the Participant shall make an irrevocable election as to the form in which amounts credited to his or her Individual Account for such Plan Year will be paid, as follows:

(a) Single sum payment; or

(b) Annual installments over a period of ten (10) years in an amount equal to a fraction of the Individual Account as of the date of each installment distribution, as follows: 1/10 in the first year, 1/9 in the second year, 1/8 in the third year, and so on until the entire remaining balance is paid in the tenth year.

2.3 Election as to Time of Payment.  For each Plan Year for which a Participant elects to make Deferral Contributions, the Participant shall make an irrevocable election as to when amounts credited to his or her Individual Account for such Plan Year will be paid, as follows:

(a) Within 30 days following the six-month anniversary of the Participant’s Termination of Employment; or

(b) Within 30 days of March 1 of the year following the year in which the Participant’s Termination of Employment occurs (if later than the date that is six months following the Participant’s Termination of Employment).

ARTICLE 3

INDIVIDUAL ACCOUNT

3.1 Creation of Individual Account.  The Employer shall create and maintain an unfunded account (the “Individual Account”) for each Participant electing to contribute to the Plan under Section 3.2 to which it shall credit the amounts described in this Article 3.

3.2 Election to Make Deferral Contributions.

(a) For each Plan Year, a Participant may irrevocably elect, in the manner provided by the Committee, to have the Employer credit to the Participant’s Individual Account the amount of Deferral Contributions (which may be expressed as a percentage of Compensation) that the Participant elects to contribute to the Plan with respect to that Plan Year. The Participant’s election under this Section 3.2 shall be independent from any election the Participant may have made under the Savings Plan for such Plan Year. If the Participant elects to have an amount credited to the Individual Account for a Plan Year, the amount of the Participant’s Compensation otherwise payable from the Employer with respect to that Plan Year shall be reduced by a corresponding amount.

(b) A Participant’s election with respect to a Plan Year must be made no later than the December 31 preceding the Plan Year in which the Compensation would have been earned by the Participant; provided, however, that for the first Plan Year in which a Participant is eligible to participate in the Plan, such election may be made at any time during the 30 day period commencing on the date of eligibility as determined under Section 2.1. Any election by a Participant pursuant to this Section 2.2 shall be irrevocable and may not be modified in any respect.

(c) If the Participant fails to make any election for any Plan Year, the Participant’s election in effect for the prior Plan Year as to the amount of Deferral Contributions, if any, and the form of payment applicable to Deferral Contributions, shall continue in effect for such Plan Year.

3.3 Matching Contributions.  For each Plan Year, the Employer shall credit the Participant’s Individual Account with an amount equal to 100% of the Deferral Contributions and Savings Plan Deferral Contributions made on behalf of the Participant, up to the first 3% of the Participant’s Compensation, plus 50% of the Deferral Contributions and Savings Plan Deferral Contributions made on behalf of the Participant, up to the next 2% of the Participant’s Compensation, reduced by all matching contributions actually made under the Savings Plan.

3.4 Earnings.  The amount credited to a Participant’s Individual Account shall be deemed to be invested in the investment funds in the proportions the Participant elects in a deemed investment election in accordance with such procedures as are specified by the Committee. Notwithstanding the foregoing, no contributions or new investments may be directed into the Company stock fund on or after October 1, 2004, but amounts invested in the Company stock fund as of October 1, 2004, shall continue to be invested in such fund subject to any subsequent election by the Participant to transfer amounts out of the Company stock fund. During each Plan Year, the Employer shall credit the Participant’s Individual Account with interest, earnings or appreciation (less losses and depreciation) with respect to the then balance of the Participant’s Individual Account, equal to the actual investment results of the Participant’s deemed investment elections. Notwithstanding the Participant’s investment elections under this Plan, the Company shall be under no obligation to actually invest the amounts credited to the Participant’s Individual Account in such manner, or in any manner, and such investment elections shall be used solely to determine the amounts by which the balance credited to the Participant’s Individual Account shall be adjusted.

ARTICLE 4

DISTRIBUTIONS OF RETIREMENT BENEFITS

4.1 Payment of Individual Account.  The amount credited to the Participant’s Individual Account under Article 3 shall, upon the Participant’s Termination of Employment, be paid in the form elected by the Participant under Section 2.2 and at the same time elected by the Participant under Section 2.3. Such distribution shall be equal to the total amount credited to the Participant’s Individual Account as of the date of distribution and shall include any additional credit to the Participant’s Individual Account made after such termination under Section 3.2 on account of Deferral Contributions made during the Plan Year in which the Participant has a Termination of Employment for any reason.

4.2 Separate Payments.  For purposes of Code Section 409A, each payment under this Plan shall be treated as a separate payment.

4.3 Distributions of Grandfathered Account.  The amount credited to the Participant’s Grandfathered Account shall, upon the Participant’s termination of employment, be paid in the same form and at the same time as the benefit payable to the Participant under the Savings Plan at termination of employment; provided, however, that, notwithstanding the form and timing of the payment of benefits under the Savings Plan, the Participant may elect to receive a single sum payment on March 1 of the Plan Year following the Plan Year in which the Participant terminates employment for any reason, by making an election prior to the date on which such termination occurred and benefits under the Savings Plan are paid or commence, in the manner specified by the Committee. Such distribution shall be equal to the total amount credited to the Participant’s Grandfathered Account as of the date of distribution and shall include any additional credit to the Participant’s Grandfathered Account made after such termination under Section 3.4.

ARTICLE 5

DEATH BENEFIT

5.1 In the event of a Participant’s death prior to the commencement of the Participant’s benefit payments pursuant to Article 4, his Beneficiary will receive a lump sum distribution equal to the balance of the Participant’s Individual Account on the date of the Participant’s death. The payment to the Beneficiary will be made as soon as practicable following the completion of the valuation for the date on which the Participant died. If the Participant is due an additional credit to the Participant’s Individual Account for the Plan Year in which the balance of the Individual Account becomes payable hereunder, the additional credit will be paid to the Participant’s Beneficiary as soon as practicable following the Plan Year-end valuation. In the event of a Participant’s death after the commencement of the Participant’s benefits in annual installments, his Beneficiary will receive payments at the same time and in the same manner as if the Participant had survived.

ARTICLE 6

VESTING

6.1 The balance of a Participant’s Individual Account shall be 100% vested at all times.

ARTICLE 7

FUNDING

7.1 The Board may, but shall not be required to, authorize the establishment of a trust by the Company to serve as the funding vehicle for the benefits described herein. In any event, the Employer’s obligations hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, which may include the assets of any such trust established for purposes of the Plan, but no Participant shall have any right to any specific assets of the Employer.

ARTICLE 8

ADMINISTRATION

8.1 Powers and Duties of the Committee.  The Committee shall have full power and authority to interpret and administer this Plan and the Committee’s actions in doing so shall be final, conclusive and binding on all persons interested in the Plan. The Committee may from time to time adopt rules and regulations governing this Plan. Any action required of the Company, the Employer or the Board under the Plan shall be made in the Company’s, the Employer’s or the Board’s sole discretion which need not be uniformly applied to similarly situated persons. Any such action shall be final, conclusive and binding on all persons interested in the Plan.

8.2 Claim for Benefits.  A Participant who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Committee, setting forth the claim.

(a) Initial Review.  Upon receipt of a claim, the Committee shall advise the Participant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Participant shall be provided a written decision, using language calculated to be understood by the Participant, setting forth:

(i) the specific reason or reasons for such denial;

(ii) the specific reference to relevant provisions of this Plan on which such denial is based;

(iii) a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv) appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review;

(v) the time limits for requesting a review under Paragraph (b) below and for review under Paragraph (c) below; and

(vi) the Participant’s right to bring an action for benefits under Section 502 of ERISA.

(b) Appeal.  Within 60 days after the receipt by the Participant of a decision to deny the claim, the Participant may request in writing that the Committee review the determination of the Committee. The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and stopped from challenging the determination.

(c) Decision on Review.  After considering all materials presented by the Participant, the Committee will render a written decision, setting forth the specific reasons for the decision and, if the Participant’s claim is denied, in whole or in part, such written decision will contain the required information described in Paragraph (b) above. The Committee shall render its decision within 60 days of receipt of the Participant’s request for review; provided, however, the Committee may extend the reply period for an additional 60 days for reasonable cause. The Committee’s decision shall be final and binding on all parties.

ARTICLE 9

AMENDMENT

9.1 The Board shall have the right to amend or modify the Plan at any time in any manner whatsoever; provided, however, that no amendment shall operate to reduce the Accrued Benefit which any Participant who is participating in the Plan or entitled to a benefit payment at the time the amendment is adopted would otherwise receive hereunder.

ARTICLE 10

TERMINATION

10.1 Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Employer. The Board shall have the right at any time to discontinue the Plan; provided, however, that the termination shall not operate to reduce the Accrued Benefit which any Participant who is participating in the Plan or entitled to a benefit payment at the time the termination is approved would otherwise receive hereunder. If the Plan is terminated, Participants shall be entitled to a distribution of their benefit under the Plan as soon as practicable following termination of the Plan if on account of an event described in Treas. Reg. § 1.409A-3(j)(4)(ix)(A), (B), (C) or (D) and the requirements, as applicable, of such regulations are met with respect to the termination of the Plan and distribution of benefits hereunder. Otherwise, distribution shall occur in accordance with the terms of the Plan.

ARTICLE 11

MISCELLANEOUS

11.1 Rights of Participants.  Nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which the Participant otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of the Employer as an executive or in any other capacity.

11.2 Effect on Other Plans.  Any amounts payable by the Employer hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its Employees.

11.3 Binding Nature of Plan.  The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Employer.

11.4 Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Florida, to the extent not superseded by federal law, without reference to the principles of conflict of laws.

11.5 No Assignment.  The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void.

11.6 No Liability.  Neither the Company, the Employer nor any member of the Board or the Committee shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Plan.

11.7 Section 409A.  The Plan is intended to comply with the applicable requirements of Code Section 409A and its corresponding regulations and related guidance, and shall be administered in accordance with Code Section 409A to the extent Code Section 409A applies to the Plan. To the extent that any provision of the Plan would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.